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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                        Three Quarters Ended
                                                      March 31,        April 2,
                                                        2000             1999
                                                      ---------        --------
(CONTINUING OPERATIONS IN MILLIONS OF DOLLARS,
EXCEPT RATIOS)

EARNINGS:
Net income . . . . . . . . . . . . . . . . . . . . .    $ 8.6            $46.8
Plus:  Income taxes. . . . . . . . . . . . . . . . .      4.6             26.4
       Fixed charges . . . . . . . . . . . . . . . .     22.0             13.2
       Amortization of capitalized interest. . . . .        -                -
Less:  Interest capitalized during the period. . . .        -                -
       Undistributed earnings in equity investments.      3.8             (4.3)
                                                        -----            -----
                                                        $39.0            $82.1
                                                        =====            =====

FIXED CHARGES:
Interest expense . . . . . . . . . . . . . . . . . .    $16.6            $ 7.8
Plus:  Interest capitalized during the period. . . .        -                -
       Portion of rents deemed representative of the
        interest factor. . . . . . . . . . . . . . .      5.4              5.4
                                                        -----            -----
                                                        $22.0            $13.2
                                                        =====            =====

RATIO OF EARNINGS TO FIXED CHARGES . . . . . . . . .     1.77             6.22
                                                        =====            =====